UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
( ) Form 3 Holdings Reported Form 4 or Form 5 obligations may continue.
    See Instructions 1(b).
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Robert J. Elfanbaum
   13801 Riverport Drive, Suite 111
   Maryland Heights, MD  63043

2. Issuer Name and Ticker or Trading Symbol
   Agri-Nutrition Group Limited     (AGNU)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable) ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below) Chief Financial Officer
7. Individual or Joint/Group Reporting (Check Applicable Line) (x) Form filed by One Reporting Person ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
                             |      |    |                  |   |--         |                   |      |                           |
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                             |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |                   |      |                           |
                             |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |                   |      |                           |
                             |      |    |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Stock Option            |$2.00   |9/18/97|D(1) 5,000    |D  |(2)  |12/1/05 Common    |5,000  |                    |D  |            |
                        |        |     |    |           |   |           |  Stock     |       |       |            |   |            |
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Stock Option            |$3.50   |9/18/97 D(1) 15,000   |D  |(3)  |7/3/05  Common    |15,000 |                    |D  |            |
                        |        |     |    |           |   |     |     |  Stock     |       |       |            |   |            |
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Stock Option            |$1.4375 |9/18/97|A(4) 20,000   |A  |(5)  |9/18/07 Common    |20,000 |                    |D  |            |
                        |        |     |    |           |   |     |     |  Stock     |       |       |            |   |            |
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Stock Option            |$1.375  |11/21/97|A| 20,000    |A  |(6)  |11/21/07 Common   |20,000 |         100,000     |D  |           |
                        |        |     |    |           |   |     |     |   Stock    |       |       |            |   |            |
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
Explanation of Responses:
(1) Cancellation of options in connection with grant of replacement options (2) 2,500 shares became exercisable on each of 12/1/96 and 12/1/97 (3) 5,000 shares became exercisable on each of 7/3/96, 7/3/97 and 7/3/98 (4) Replacement options referred to in Note (1) (5) 12,500 are currently exercisable, 2,500 and 5,000 shares become exercisable on 12/1/97 and 7/3/98, respectively (6) 10,000 shares become exercisable on each of 11/21/98 and 11/21/99

SIGNATURE OF REPORTING PERSON


/s/ Robert J. Elfanbaum
Robert J. Elfanbaum

DATE



December 15, 1997